SECURITIES AND EXCHANGE COMMISSION
Washington, DC   20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 4, 2015

VECTREN CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No.	Registrant, State of Incorporation, Address, and Telephone Number	I.R.S Employer Identification No.

1-15467	Vectren Corporation	35-2086905
(An Indiana Corporation)
One Vectren Square
Evansville, Indiana 47708
(812) 491-4000

1-16739	Vectren Utility Holdings, Inc.	35-2104850
(An Indiana Corporation)
One Vectren Square
Evansville, Indiana 47708
(812) 491-4000

Former name or address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 4, 2015, Niel C. Ellerbrook informed the Board of Directors of Vectren Corporation (the Company) that he has elected not to seek reelection to the Board for an additional term at the Annual Meeting of Shareholders to be held on May 12, 2015. Mr. Ellerbrook's decision to not seek reelection was not the result of any disagreement with the Company on any matter relating to its operations, policies (including accounting or financial policies), or practices.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective March 4, 2015, the Board of Directors of the Company approved an amendment to the Company’s Code of By-Laws to include a provision that provides for the waiver of the prohibition of an individual's ability to stand for reelection as a director after the age of seventy-five. This prohibition can be waived by a majority of the independent members of the Board excluding the director seeking the waiver, or a majority of the members of the Governance Committee (all of whom must be independent), excluding the director seeking the waiver.

Additionally, the Board approved an amendment to the Company's Code of By-Laws to rename the Corporate Affairs Committee of the Board the Corporate Responsibility and Sustainability Committee. This action was done to better align the title of the Committee with its mission, which is to oversee the Corporation's policies, practices and procedures, as a responsible corporate citizen.  The Code of By-Laws as approved and effective on March 4, 2015 is attached as Exhibit 3.1.

Item 9.01.    Exhibits.

Exhibit Number	Description

3.1	Code of By-Laws of Vectren Corporation as Most Recently Amended as of March 4, 2015.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTREN CORPORATION VECTREN UTILITY HOLDINGS, INC.
March 9, 2015

By: /s/ M. Susan Hardwick
M. Susan Hardwick
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

The following Exhibit is filed as part of this Report to the extent described in Item 5.03:

Exhibit Number	Description

3.1	Code of By-Laws of Vectren Corporation as Most Recently Amended as of March 4, 2015.